UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2010 (September 28, 2010)

HEALTHSPRING, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32739	20-1821898
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9009 Carothers Parkway Suite 501 Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 291-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2010, the Board of Directors (the “Board”) of HealthSpring, Inc., a Delaware corporation (the “Company”), increased the size of the Board from seven to eight members and elected John T. Fox to fill the vacancy as a Class III director. Mr. Fox’s initial term is scheduled to expire at the Company’s 2011 annual meeting of stockholders. Mr. Fox qualifies as an independent Board member as defined by New York Stock Exchange listing standards and will also serve on the compensation committee of the Board.

Upon his initial election to the Board and in accordance with the Company’s non-employee director compensation policy, Mr. Fox was awarded 5,841 shares of restricted common stock. The shares were awarded pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan and are subject to an individual award agreement, the form of which was previously filed with the Securities and Exchange Commission. In accordance with the Company’s non-employee director compensation policy, Mr. Fox will also receive a $62,500 cash retainer for his service on the Board and compensation committee (prorated for his partial year of service). In accordance with the non-employee director compensation policy, following subsequent annual meetings of stockholders, assuming Mr. Fox is reelected to, or continues to serve on, the Board, he will receive a number of restricted shares equal to $100,000 (increasing by 5% per year beginning in 2011) divided by the average trading price for the 10 trading days preceding the date of the annual meeting.

There is no arrangement or understanding between Mr. Fox and any other person pursuant to which he was elected as a director. There are no transactions in which Mr. Fox has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01.  Other Events.

On September 28, 2010, the Company issued a press release announcing the election of Mr. Fox as a director. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 99.1     Press Release issued by HealthSpring, Inc. dated September 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.

By: /s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President

Date: September 29, 2010

EXHIBIT INDEX

No.	Exhibit
99.1	Press Release issued by HealthSpring, Inc. dated September 28, 2010.